EXHIBIT 32

CERTIFICATIONS

Pursuant to 18 U.S.C. Section 1350

The undersigned hereby certifies that (i) the foregoing quarterly report on Form 10-Q/A filed by Fountain Powerboat Industries, Inc. (the “Company”) for the quarter ended December 31, 2004, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 15, 2005	/s/ Reginald M. Fountain, Jr.
Reginald M. Fountain, Jr.
President and Chief Executive Officer

Date: November 15, 2005	/s/ Irving L. Smith
Irving L. Smith
Chief Financial Officer